Exhibit 99.1

COMPANY CONTACTS:

Kenneth Traub

President and Chief Executive Officer

Tel. (914) 593-0809

KTRAUB@ABNH.COM

Alan Goldstein

Vice President and Chief Financial Officer

Tel. (914) 593-0844

AGOLDSTEIN@ABNH.COM

AMERICAN BANK NOTE HOLOGRAPHICS REPORTS
FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

Elmsford, NY - March 31, 2005 – American Bank Note Holographics, Inc. (“ABNH”) (OTC Bulletin Board: ABHH) a world leader in the origination, production and marketing of holograms for security applications, today announced financial results for the fourth quarter and year ended December 31, 2004.

Net income for the year ended December 31, 2004 was $1.8 million, or $0.10 per share, compared to net income of $1.0 million, or $0.05 per share, for the year ended December 31, 2003.  Net income for the fourth quarter of 2004 was $0.5 million, or $0.02 per share, compared to net income of $0.4 million, or $0.02 per share, for the fourth quarter of 2003.  Sales for the year ended December 31, 2004 were $21.3 million, compared to sales of $18.3 million for the year ended December 31, 2003. Sales for the fourth quarter of 2004 were $5.5 million, compared to sales of $4.8 million for the fourth quarter of 2003.

Kenneth H. Traub, president and CEO of ABNH, commented, “I am delighted to report on another successful year for ABNH.  Some of the highlights of the year include:

•                  Record Profits – In 2004, ABNH posted its highest profits since becoming a public company – with approximately an 80% increase in net income over our prior record performance in 2003.  This was achieved while investing in future growth with increased R&D and sales and marketing expenditures as well as the commencement of the new facility consolidation.

•                  Sales Growth – We increased sales by 16% from 2003 by expanding our relationships with major customers, and creating new customer programs in transaction cards, identity documents and product authentication.

•                  Transaction Cards – We strengthened our position in our core market with the implementation of HoloMag™ as well as other new programs.  HoloMag significantly enhances card security, as it incorporates both overt and covert security features into an integrated holographic magnetic stripe.  HoloMag functions like ordinary magnetic tape, but unlike traditional magnetic tape, which is a widely available commodity, HoloMag is a tightly controlled security product.  In addition, HoloMag efficiently uses the space on payment cards, as the magnetic stripe is customized with distinctive holographic images to help support the branding and design objectives of our customers.

•                  Identification Documents – We continue to work closely with the United States and other governments to address the heightened sensitivity for improved security of government issued identification documents.  In 2004, we implemented new secure identity document programs for the United States Secret Service and Department of Homeland Security as well as other agencies within the United States and international governments.

•                  Improving and Modernizing Infrastructure – As previously announced, we are investing in a state-of-the-art, consolidated, high security operation in Robbinsville, NJ.  This move supports our growth plans by broadening our capabilities and expanding capacity.  It will also enhance operational efficiency and allow us to reduce our overhead costs.  Phase 1 of construction in the new facility was the renovation of the office and administrative areas, and this is now essentially complete.  Phase 2 includes building the manufacturing, research and quality assurance areas, and we expect this construction and installation to be complete in the second quarter of 2005.

•                  Financial Position – We concluded 2004 with over $13 million of cash and short-term investments and no debt.  Our strong financial position enables us to continue to invest in enhancing our operations, broadening the security solutions we provide to our customers and creating value for our shareholders.”

About American Bank Note Holographics, Inc.

American Bank Note Holographics is a world leader in the origination, production and marketing of holograms.  The Company’s products are used primarily for security applications for the protection of transaction cards, identity documents, documents of value, pharmaceuticals and other consumer and industrial products.  ABNH is currently headquartered in Elmsford, NY and plans to move its headquarters to Robbinsville, NJ in 2005.  For more information, visit www.abnh.com

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Forward-Looking Statement

This news release includes forward-looking statements that involve risks and uncertainties. Although the Company believes such statements are reasonable, it can make no assurance that such statements will prove to be correct. Such statements are subject to certain factors that may cause results to differ materially from the forward-looking statements. Such factors include the risk factors discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. The Company undertakes no obligation to publicly release results of any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

This release and prior releases are available on the ABNH Web site at www.abnh.com

-Financial Tables to Follow-

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

BALANCE SHEETS

(In thousands, except share data)

	December 31, 2004	December 31, 2003

ASSETS
Current Assets:
Cash and cash equivalents	$11,357	$7,340
Short-term investments	1,989	4,001
Accounts receivable, net of allowance for doubtful accounts of $180 and $180	3,889	3,174
Inventories	3,394	2,386
Deferred income taxes	983	981
Prepaid expenses	317	385
Other	—	150
Total current assets	21,929	18,417
Machinery, equipment and leasehold improvements, net of accumulated depreciation and amortization of $10,062 and $9,238	3,172	2,490
Other assets	110	113

Total Assets	$25,211	$21,020

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,519	$687
Accrued expenses	2,065	1,627
Customer advances	69	49
Income taxes payable	1,058	—
Total current liabilities	4,711	2,363
Deferred income taxes	1,186	1,208
Total liabilities	5,897	3,571

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, par value $.01 per share, authorized 40,000,000 shares; issued and outstanding 18,515,907 shares and 18,483,720 shares	185	185
Additional paid-in capital	24,058	23,994
Accumulated deficit	(4,929)	(6,730)
Total Stockholders’ Equity	19,314	17,449

Total Liabilities and Stockholders’ Equity	$25,211	$21,020

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenue:
Sales	$5,514	$4,842	$21,263	$18,284
Royalty income	—	1	13	48
	5,514	4,843	21,276	18,332
Costs and expenses:
Cost of goods sold	2,218	2,185	9,161	8,279
Selling and administrative	1,790	1,607	7,070	6,518
Research and development	303	239	1,270	1,142
Depreciation and amortization	335	192	830	739
Facility consolidation	149	—	242	—
	4,795	4,223	18,573	16,678

Operating income	719	620	2,703	1,654

Other income:
Interest	44	24	121	97
Patent agreement	—	—	178	—
	44	24	299	97

Income before provision for income taxes	763	644	3,002	1,751
Provision for income taxes	306	274	1,201	744

Net income	$457	$370	$1,801	$1,007

Net income per share:
Basic and diluted	$0.02	$0.02	$0.10	$0.05